Exhibit 8.1

List of Subsidiaries

Subsidiary	Jurisdiction
Crynssen Pharma Group Limited	Malta
Union Acquisition Corp. II	Cayman Islands
Procaps S.A.	Colombia
C.I. Procaps S.A.	Colombia
Funtrition S.A.S.	Colombia
Crynssen Pharma S.A.S.	Colombia
Procaps S.A. de C.V.	El Salvador
Biokemical, S.A. de C.V.	El Salvador
Corporación Distribuidora Internacional S.A. de CV	El Salvador
CDI Sociedad Anónima	Nicaragua
CDI Sociedad Anónima	Guatemala
Pharmarketing Salvador S.A. de C.V.	El Salvador
Pharmarketing S.A.	Panama
Pharmarketing Dominicana S.R.L.	Dominican Republic
Pharmarketing Costa Rica S.A.	Costa Rica
Unimed del Perú S.A.	Peru
Roddome Pharmaceutical S.A.	Ecuador
Colbras Industria E Comercio Ltda.	Brazil
Rymco Medical S.A.S.	Colombia
Horslig GmbH	Switzerland
Pharminter GmbH	Switzerland
Sofgen Pharmaceuticals LLC	United States
Diabetrics Healthcare S.A.S.	Colombia
Unimed Farmaceutica Holding S.L.	Spain
Allophane Holdings S.L.	Spain
Hadwen International Limited	British Virgin Islands
Avisol Investments Limited	British Virgin Islands
DBM International CV	Netherlands
Sofgen Pharma LLC	United States
Industrias Kadima S.A.S.	Colombia
Inversiones Jades S.A.S.	Colombia
Inversiones Ganeden S.A.S.	Colombia
Inversiones Henia S.A.S.	Colombia
Inversiones Crynseen S.A.S.	Colombia
Colombiana de Suministros Médicos Hospitalarios – Colmed Ltda-	Colombia
Pharmayect S.A.	Colombia
Procaps Paraguay S.A.	Paraguay
Funtrition LLC	United States